Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-238578, 333-209232, 333-202387 and 333-192755) and on Form S-8 (File Nos. 333-225721, 333-203631, 333-182466, 333-167415, 333-150542 and 333-140687) of Cytocom, Inc. (formerly known as Cleveland BioLabs, Inc.) of our report dated May 7, 2021, relating to the financial statements of Cytocom Inc., which report is incorporated by reference in this Current Report on Form 8-K/A of Cytocom, Inc. dated July 30, 2021.

/s/ TURNER, STONE & COMPANY, LLP

Dallas, Texas

July 30, 2021